Exhibit 8.1

February 8, 2007

Global Partners LP
GLP Finance Corp.
P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Global Partners LP (the “Partnership”), a Delaware limited partnership, and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933 (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of:

(1)                                  common units representing limited partner interests in the Partnership (the “Common Units”);

(2)                                  debt securities, which may be co-issued by GLP Finance Corp. (“GLP Finance”), a Delaware corporation, in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”); and

(3)                                  guarantees (the “Guarantees”) of the Debt Securities by certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus (the “Discussion”).  All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus.  In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such

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federal income tax matters (except for the representations and statements of fact by the Partnership, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.  This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

.	Vinson & Elkins L.L.P.